March 11, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of QMIS Finance Securities Corporation of Form 8-K dated March 11, 2016, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm. We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Very truly yours,

/s/ McCormack, Su & Company Inc.

McCormack, Su & Company Inc.